UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported): January 22, 2007

CELL THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Washington	001-12465	91-1533912
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

501 Elliott Avenue West, Suite 400

Seattle, Washington 98119

(Address of principal executive offices)

Registrant’s telephone number, including area code: (206) 282-7100

Not applicable

(Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Cell Therapeutics, Inc. (the “Corporation”) has reached an oral agreement in principal with the United States Attorney’s Office (the “USAO”) regarding the material terms of a settlement related to the USAO’s investigation of certain of the Corporation’s business practices relating to TRISENOX, a product which the Corporation sold to Cephalon, Inc. for aggregate gross consideration of $71.9 million in July 2005. As disclosed in the Corporation’s previous public filings, claims associated with this investigation as well as related conduct have been filed against the Corporation under seal on behalf of the government by a private party in a qui tam action. The final terms and details of this settlement are subject to change and pending the completion and execution of a definitive settlement agreement between the Corporation and the USAO, but the Corporation understands that the agreement in principal is that the Corporation will make a single payment of $10.5 million to the USAO in return for a release of all government claims in connection with the qui tam action and related matters. The Corporation would not make any admission of wrongdoing as part of this settlement. There is no guarantee that the Corporation and the USAO will be able to complete a definitive settlement agreement on the terms of the oral agreement in principal or at all. This settlement does not address separate claims brought against the Corporation by the private party plaintiff in such matters, which generally relate to attorney’s fees and employment related claims. The Corporation believes that claims related to wrongful termination are not meritorious.

In addition, the Corporation has filed a complaint in King County Washington Superior Court against the Lash Group, Inc. and Documedics Acquisition Co., Inc., the Corporation’s former third party reimbursement expert, seeking recovery of damages, including losses incurred by the Corporation in connection with its above referenced investigation, defense and settlement of claims by the government concerning Medicare reimbursement for TRISENOX.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELL THERAPEUTICS, INC.

Date: January 23, 2007	By:	/s/ Louis A. Bianco
Louis A. Bianco
Executive Vice President, Finance and Administration